                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  This Asset Purchase Agreement ("Agreement") is entered into as of the 30th day of October, 1998, by and among Daniels Enterprises, L.L.C., a Connecticut limited liability company doing business as "New Horizons Learning Center of Hartford" ("Seller"), William T. Daniels, and Karla I. Daniels, individual owners of the Membership interests of Seller (the "Members"), New Horizons Computer Learning Center of Hartford, Inc., a Delaware corporation ("Buyer") and New Horizons Worldwide, Inc., a Delaware corporation ("New Horizons").

                                    RECITALS:
                                    ---------

                  A. Seller is engaged in the business of providing computer training services ("Services") to organizations and individuals in and around the Hartford, Connecticut area (the "Business") as a franchisee of New Horizons Computer Learning Centers, Inc. ("NHCLC").

                  B. The parties desire that Seller sell to Buyer and that Buyer purchase from Seller substantially all of Seller's assets related to the Business upon the terms hereinafter set forth.

                  In consideration of and in reliance upon the mutual representations, warranties, covenants, obligations and agreements contained herein, the parties agree as follows:

                  1.       PURCHASE AND SALE OF ASSETS.

                           1.1 PURCHASED ASSETS. Seller hereby sells to Buyer,
free of all liens, encumbrances, claims and other restrictions of any kind, except as specifically noted on Schedule 4.6 hereof, and Buyer hereby purchases, all of Seller's right, title, and interest in and to all of the properties, assets, and rights owned, used, acquired for use, or arising or existing in connection with the Business, whether tangible or intangible, and whether or not recorded on Seller's books and records, as the same exist at the Closing (as defined below), including, without limitation, the assets of Seller set forth on
SCHEDULE 1.1, and further including, without limitation, books and records, software and software licenses, permits and other governmental authorizations pertaining to the Business (to the extent such authorizations may legally be assigned), know-how, trade secrets, patents, trademarks, trade names, copyrights (including applications for the foregoing), and all goodwill relating to the Seller; PROVIDED, HOWEVER, that (i) Seller shall not sell and Buyer shall not purchase the Retained Assets of Seller described in Section 1.2 hereof, and (ii) as to contracts only, Seller shall assign and Buyer shall assume only those contracts of Seller that are set forth or described on SCHEDULE 2.1. The assets to be purchased and sold pursuant to this Agreement are referred to herein as the "Purchased Assets."

                           1.2 RETAINED ASSETS. Seller shall retain, and Buyer
shall not purchase (i) any rights of Seller arising under this Agreement, (ii) Seller's minute books, membership interest records, and tax returns or other similar limited liability company books and records relating to the

Business, and those records, originals of which Seller is required to maintain under applicable laws (PROVIDED, copies of the same are included among the Purchased Assets), (iii) contracts of Seller that are NOT set forth on SCHEDULE 2.1, or (iv) any other assets of Seller that are set forth on SCHEDULE 1.2 (collectively, the "Retained Assets").

                  2.       LIABILITIES OF SELLER.

                           2.1 ASSUMED LIABILITIES. On the Closing Date, Buyer
agrees to assume, and hereby assumes, the following liabilities and obligations of Seller existing as of the Closing (the "Assumed Liabilities"): (a) Seller's current liabilities reflected on the balance sheet appearing in the Adjusted Financial Statements (as defined in Section 3.2) and those current liabilities incurred in the ordinary course of business consistent with past practices since the date of such balance sheet to the extent reflected or reserved on the Closing Balance Sheet (such liabilities being sometimes referred to herein as the "Assumed Current Balance Sheet Liabilities"), (b) the liabilities of Seller under the contracts set forth on SCHEDULE 2.1 to the extent (i) such contract liabilities accrue and relate solely to the period after the Closing, and (ii) the corresponding benefits therefrom are validly assigned to and received by Buyer, (c) Seller's liabilities related to that certain line of credit and term loan with Fleet Bank, identified on SCHEDULE 2.1 (the "Bank Debt"), (d) Seller's future obligation to provide training for which Seller has received payment, and
(e) the balance of the obligation listed as "Note Payable - Day Hill LLC" on the Balance Sheet.

                           2.2 RETAINED LIABILITIES. Except for the Assumed
Liabilities, Buyer shall not assume nor become responsible for any liability or obligation of Seller of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (the "Retained Liabilities").

                  3. CONSIDERATION. The consideration for the Purchased Assets shall consist of the following: (i) Buyer's assumption of the Assumed Current Balance Sheet Liabilities, (ii) Buyer's assumption of the Bank Debt, (iii) payment of the consideration payable at Closing as set forth in Section 3.1 below (the "Closing Payment") as may be adjusted pursuant to Section 3.2 below,
(iv) forgiveness by NHCLC of that certain promissory note in the original principal amount of $60,000 payable by Seller to NHCLC related to Seller's purchase from NHCLC of NHCLC's Springfield, Massachusetts franchise territory (the "Note"), and (v) the consideration payable, if any, following the Closing as set forth in Section 3.3 below (the "Earn-Out").

                           3.1 CLOSING PAYMENT. The Closing Payment shall
consist of the following:

                           (a) One Hundred Thousand Dollars ($100,000), payable
by wire transfer of immediately available funds at the Closing to Andros, Floyd & Miller, P.C. Clients Funds Account;

                           (b) Shares of Common Stock, $.01 par value, of New
Horizons having an aggregate Fair Market Value (as defined below) equal to Eight Hundred Thousand Dollars ($800,000) (the "New Horizons Stock") issued at the Closing; PROVIDED, that no fractional shares of

New Horizons Stock will be issued or delivered to Seller hereunder. Solely for purposes of determining the number of shares of New Horizons Stock to be issued to Seller pursuant to this Section 3.1(b), the "Fair Market Value" of a share of New Horizons Stock shall mean the average per share closing price of New Horizons Stock on the NASDAQ Stock Market for the thirty (30) full trading days ending on the earlier of (x) the public announcement by New Horizons of the transactions contemplated by this Agreement, and (y) the second trading day prior to the Closing;

                           (c) A promissory note issued by Buyer and secured by
an irrevocable standby letter of credit (the cost of which shall be paid by Seller) in the original principal amount of Three Million Dollars ($3,000,000) and bearing interest at a rate of five percent (5%) per annum, with the principal and all accrued interest being due on January 4, 1999; and

                           (d) One Hundred Thousand Dollars ($100,000), to be
held by Buyer in an interest bearing account (hereafter, the "Holdback Amount") pending final determination of the Balance Sheet Adjustment (as defined and determined below).

                           3.2      BALANCE SHEET ADJUSTMENT.

                           (a) Promptly after the Closing, Seller will prepare a
balance sheet as of the Closing ("Closing Balance Sheet") reflecting:

                               (i) trade accounts receivable, net of allowance
for doubtful accounts and reserve for subsequent credit memos, included in the Purchased Assets;

                               (ii) inventory, net of applicable reserves,
included in the Purchased Assets;

                               (iii) prepaid expenses included in the Purchased
Assets the benefit of which is fully available to Buyer;

                               (iv) cash and cash equivalents included in the
Purchased Assets;

                               (v) property, plant and equipment, net of
depreciation and amortization, included in the Purchased Assets;

                               (vi) any other assets included in the Purchased
Assets of a type required

by GAAP to be included on a balance sheet;

                               (vii) the Assumed Current Balance Sheet
Liabilities;

                               (viii) the Bank Debt; and

                               (ix) The balance of the obligation listed as
"Note Payable - Day Hill LLC" on the Balance Sheet.

Attached hereto as SCHEDULE 3.2(a)(I) is a balance sheet of the Business as of August 31, 1998, (the "Adjusted Financial Statements"), which has been prepared jointly by Seller and Buyer in accordance with GAAP and which reflect the New Horizons Methodology. Such Methodology is set forth on Schedule 3.2(a)(ii) hereof. The balance sheet forming a part of the Adjusted Financial Statements was derived from the Balance Sheet (as defined in Section 4.3 hereof) by making those modifications set forth on Schedule 3.2(a)(iii) hereof. The Closing Balance Sheet shall be prepared in a manner consistent with the preparation of the balance sheet contained in the Adjusted Financial Statements. Based on the Closing Balance Sheet, Seller will also prepare a written calculation of the amount by which Net Working Capital (as defined below) as at the Closing Date is greater or less than Sixty-Seven Thousand Dollars ($67,000) ("Net Working Capital Adjustment") AND Net Worth (as defined below) as at the Closing Date is greater or less than Three Hundred Seventy-Seven Thousand Dollars ($377,000) ("Net Worth Adjustment"). As used herein the "Balance Sheet Adjustment" shall mean (i) where the Working Capital Adjustment and the Net Worth Adjustment are both negative amounts, the most negative of such amounts, (ii) where either the Working Capital Adjustment or the Net Worth Adjustment is a positive amount and the other is a negative amount, the amount resulting from netting such amounts, or (iii) where the Working Capital Adjustment and the Net Worth Adjustment are both positive amounts, the amount resulting from adding such amounts.

                           (b) BALANCE SHEET ADJUSTMENT REVIEW. Seller will
prepare the Closing Balance sheet and the Balance Sheet Adjustment and deliver the same to Buyer not later than December 6, 1998, together with a written certification that such have been prepared and calculated in accordance herewith. Thereafter, Buyer's Chief Financial Officer and Buyer's independent accountants will conduct a review of these items, and Buyer will notify Seller not later than January 5, 1999, as to whether they are acceptable to Buyer. If Buyer objects to the Closing Balance Sheet or the Balance Sheet Adjustment and Buyer and Seller are able to resolve their dispute within fifteen (15) days after Buyer's objection, the Balance Sheet Adjustment (reflecting the resolution) will become final and binding on the parties. If Buyer and Seller are unable to resolve their dispute within fifteen (15) days after Buyer's objection, the dispute will be resolved by Arthur Andersen & Co. LLP (the "Independent Accountants"). The Independent Accountants will be instructed to perform their services as expeditiously as possible and the resolution of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor.

                           (c) REFUND OR FINAL PAYMENT.

                               (i) NO POST-CLOSING REFUND OR PAYMENT. If the
Balance Sheet Adjustment is not a negative amount, the Holdback Amount shall be paid to Seller (along with any interest accrued thereon), and Buyer shall pay the Balance Sheet Adjustment to Seller.

                               (ii) POST-CLOSING REFUND. If the Balance Sheet
Adjustment is a negative amount, Seller will refund to Buyer the Balance Sheet Adjustment (treated as a positive amount) from the Holdback Amount (which Buyer may retain, to the extent necessary to pay the Balance Sheet Adjustment) and the wire transfer of immediately available funds to an account designated in writing by Buyer (or a combination of both), and the balance of the Holdback Amount, if any, shall be paid to Seller.

                               (iii) TIME OF POST-CLOSING PAYMENT OR REFUND.
Any post-closing payment or refund (as the case may be) provided for under this
Section 3.2(c) will be made not more than three (3) days after the Balance Sheet Adjustment becomes final, as contemplated by Section 3.2(b) hereof.

                           3.3 EARN-OUT. As additional consideration for the
Purchased Assets, Seller shall be entitled to receive (i) with respect to the 12 month period ending October 31, 1999, an amount equal to three times the amount by which EBIT from Buyer's operation of the Business for such period exceeds the Base EBIT, if any, (ii) with respect to the 12 month period ending October 31, 2000, an amount equal to three times the amount by which EBIT from Buyer's operation of the Business for such period exceeds Base EBIT, if any, and (iii) with respect to the 12 month period ending October 31, 2001, if William T. Daniels remains employed by Buyer in connection with the Business or its affiliates through such period in a similar or more responsible capacity as he is employed immediately after the Closing (and so long as the Members and Buyer have not previously agreed otherwise), an amount equal to three times the amount by which EBIT from Buyer's operation of the Business for such period exceeds the greater of (x) the average EBIT for the periods described in foregoing clauses
(i) and (ii), and (y) the Base EBIT("Earn Out Payments"). Any Earn Out Payments shall be paid within sixty (60) days of the end of the twelve month period for which such Earn Out Payment is earned (as such period may be extended to resolve any disputes, as contemplated by the following paragraph), by wire transfer of 80% of any such Earn Out Payment in immediately available funds to an account designated in writing by Seller, and issuance of shares of New Horizons Stock having an aggregate Fair Market Value equal to 20% of any such Earn Out Payment. For purposes of this Section 3.3, "Fair Market Value" of a share of New Horizons Stock shall mean the average per share closing price of New Horizons Stock on the NASDAQ Stock Market for the thirty (30) full trading days ending on the last day of the twelve month period with respect to which such Earn Out Payment was earned.

                           Buyer will prepare the foregoing EBIT calculations
and deliver the same to Seller as soon as such calculations are available, together with a written certification that such calculations have been prepared and calculated in accordance herewith. Thereafter, Seller will conduct a review of these items, and Seller will notify Buyer not later than 30 days after receipt of such calculations, as to whether they are acceptable to Seller. If Seller objects to such calculations and Buyer and Seller are able to resolve their dispute within fifteen (15) days after Seller's objection, such calculations (reflecting the resolution) will become final and binding on the parties. If Buyer and Seller are unable to resolve their dispute within fifteen
(15) days after Seller's objection, the dispute will be resolved by Arthur Andersen & Co. LLP (the "Independent Accountants"). The Independent Accountants will be instructed to perform their services as expeditiously as possible and the resolution of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor.

For purposes of this Section 3:

                  "Base EBIT," shall be Six Hundred, Sixty-Seven Dollars ($667,000).

                  "EBIT," shall be the amount determined from Buyer's financial statements for the Business prepared in accordance with GAAP using the new Horizons Methodology in a manner consistent with the provisions at Section 3.2(a) hereof, consistently applied, by adding to the net income or loss of the Business and Buyer's operation of the Springfield, Massachusetts franchise granted to Seller by NHCLC (a) the total of all federal, state, local and foreign tax expense with respect to income; (b) the total of all interest expense with respect to indebtedness for borrowed money (including capitalized leases and purchase money financing, but excluding interest relating to the assumed Bank Debt and interest related to future borrowings from New Horizons), net of interest income; and (c) the amortization of all intangibles resulting from the transactions contemplated by this Agreement, and by deducting royalties which would have been payable by Seller to NHCLC under that certain Franchise Agreement dated June 6, 1995 ("Franchise Agreement") in the absence of this Agreement. No intercompany administrative, accounting or overhead charges shall be made against the Business; PROVIDED that Buyer, New Horizons, or an affiliate of either entity may charge to the Business the reasonable cost of providing (i) services which replace those historically provided by Persons directly employed in the Business, or (ii) services which are directly necessary to the continued growth and success of the Business.

                  "Net Working Capital" means those assets of the Business consisting of "current assets" (as determined under GAAP using the new Horizons Methodology in a manner consistent with the provisions at Section 3.2(a) hereof) less those liabilities related to the Business consisting of "current liabilities" (as determined under GAAP using the New Horizons Methodology in a manner consistent with the provisions at Section 3.2(a) hereof), but excluding the Retained Assets and Retained Liabilities.

                  "Net Worth" means the assets of the Business less total liabilities of the Business, determined in accordance with GAAP, but excluding the Retained Assets and Retained Liabilities.

                           3.4 PURCHASE PRICE ALLOCATION. For purposes hereof
"Purchase Price" shall mean the sum of the Assumed Balance Sheet Liabilities and the consideration paid pursuant to Sections 3.1, 3.2 and 3.3 hereof. Each of the parties agrees to report the transactions contemplated by this Agreement for federal income and other tax purposes in accordance with the allocation of Purchase Price set forth in SCHEDULE 3.4.

                  4. REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS. Seller and the Members hereby jointly and severally represent and warrant to Buyer as follows:

                           4.1 ORGANIZATION, AUTHORITY AND CAPACITY. Seller is a
limited liability company duly formed, validly existing and in good standing under the laws of the State of Connecticut, is in good standing qualified to do business in such other states where the nature of the business conducted requires such qualification, and has full power and authority to own, lease and operate its assets and properties and, carry on the Business as and where such assets and properties are now owned or leased and as such business is presently being conducted. Seller and the

Members have full power, authority, and legal capacity to execute, deliver, and perform this Agreement in accordance with its terms, and such execution, delivery and performance has been approved by all requisite action by Seller. This Agreement has been duly executed and delivered by Seller and the Members and constitutes the legal, valid and binding obligation of Seller and the Members, enforceable against Seller and the Members in accordance with its terms.

                           4.2 NO CONSENTS OR CONFLICTS. Except as set forth on
SCHEDULE 4.2, no consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Members in connection herewith. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Members in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Seller or the Members, (ii) any agreement or instrument to which Seller or the Members is a party or by which Seller or any of its assets is bound, or (iii) any provision of the Articles of Organization or the Operating Agreement of Seller.

                           4.3 FINANCIAL STATEMENTS. Seller has previously
delivered to Buyer Seller's financial statements for the years ended December 31, 1996 and 1997, and for the eight (8) month period ended August 31, 1998, including its balance sheet as of August 31, 1998 (the "Balance Sheet") (all of the foregoing described financial statements, along with the Balance Sheet are hereinafter referred to as the "Seller Prepared Financial Statements"). The Seller Prepared Financial Statements present fairly Seller's financial position as of the dates indicated and results of operations for the periods indicated on a consistent basis. Such statements have not been prepared in accordance with GAAP or using the New Horizons Methodology as noted on Schedule 3.2(a)(iii) hereof.

                           4.4 NO LIABILITIES. Seller has no liabilities or
obligations of any kind. (accrued, absolute, contingent, known, unknown or otherwise) except (i) as reflected on the balance sheet which forms a part of Seller's Adjusted Financial Statements, (ii) as incurred in the ordinary course of business, consistent with past practice, since the date of the balance sheet which forms a part of Seller's Adjusted Financial Statements or (iii) as set forth on SCHEDULE 4.4.

                           4.5 NO CHANGES. Since the date of the balance sheet
which forms a part of Seller's Adjusted Financial Statements, Seller has operated only in the ordinary course, consistent with past practice, and there has not been any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the assets, liabilities, operating performance, business relationships, or prospects of the Business. Without limiting the generality of the foregoing, since the date of such balance sheet, except as set forth on SCHEDULE 4.5, there has not been with respect to the Business any:

                               (a)      waiver, release, cancellation or
                                        compromise of any debts owed to it or
                                        claims or rights against others
                                        exceeding $10,000 in the aggregate;

                               (b) sale, disposition or subjection to any lien of any assets other than inventory in the ordinary course of business;

                               (c) unusual or novel method of transacting business engaged in by Seller or any change in Seller's accounting procedures or practices (except as required by Buyer) or its financial structure;

                               (d) any increase in salaries, bonuses or benefits paid or payable to employees; or

                               (e) any material damage, destruction or loss to or of the assets of Seller.

                           4.6 TITLE TO PURCHASED ASSETS. Except as set forth on
SCHEDULE 4.6, Seller owns all of the Purchased Assets free and clear of all liens, claims, encumbrances and other restrictions or limitations of any kind whatsoever affecting the ability to use or transfer the Purchased Assets. Except as set forth on SCHEDULE 4.6, all liens, claims, encumbrances or other restrictions or limitations set forth therein shall be fully released and canceled at the Closing.

                           4.7 OWNERSHIP OF SELLER. The Members own beneficially
and of record, free and clear of all liens and encumbrances, all of the Membership interests of Seller.

                           4.8 ASSETS OWNED. Except for the Retained Assets, the
Purchased Assets comprise all of those assets which are used or useful in the operation of the Business in the ordinary course as presently conducted.

                           4.9 COMPLIANCE WITH LAWS. Except as set forth on
SCHEDULE 4.9, Seller has, to the best of Seller's knowledge, conducted the Business in compliance with all laws, regulations or orders of any jurisdiction or required governmental authority, including, without limitation, those pertaining to, environmental protection, occupational health or safety, employee benefits, or employment practices. Except as set forth on SCHEDULE 4.9, Seller has, to the best of Seller's knowledge, all permits, registrations and licenses necessary to conduct the Business, and all of Seller's employees utilized in connection with the Business have obtained all required permits, registrations, and licenses. All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any of them.

                           4.10 NO LITIGATION. Except as set forth on SCHEDULE
4.10, there is no claim, litigation, investigation or proceeding pending or, to the knowledge of Seller, threatened against Seller. There are no pending or, to the knowledge of Seller, threatened controversies, grievances or claims by any employee or former employee of Seller with respect to their employment, compensation, benefits or working conditions.

                           4.11 CONDITION. Except as set forth on SCHEDULE 4.11,
all of the items of tangible property included among the Purchased Assets and used in the ordinary conduct of Seller's Business are in good operating condition, normal wear and tear excepted, and do not require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business consistent with past practice.

                           4.12 TAXES. All tax returns, reports and declarations
(hereinafter collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, Business, income, expenses, net worth and franchises of Seller have been timely filed by either Seller or the Members. All tax due in connection with the properties, Business, income, expenses, net worth and franchises of Seller ("Taxes") have been paid by either Seller or the Members, other than tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith, and for which in all cases reserves have been established on the Balance Sheet. There are no tax claims, audits or proceedings pending in connection with the properties, Business, income, expenses, net worth and franchises of Seller, and, to the knowledge of Seller, there are no such threatened claims, audits or proceedings.

                           4.13 EMPLOYEE BENEFITS. All employee benefit plans
(as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974 ("ERISA")) and all other employee benefit programs or arrangements of any type (collectively, the "Plans") maintained by Seller or to which Seller contributes are listed on SCHEDULE 4.13, and, except as disclosed on said
SCHEDULE 4.13, such Plans comply, in all material respects, with all applicable provisions of any laws, rules or regulations, including, without limitation, the Internal Revenue Code of 1986, as amended ("Code") and ERISA, and have so complied during all prior periods during which any such provisions are applicable. Except as disclosed on said SCHEDULE 4.13, Seller (i) has complied in all material respects with the provisions of ERISA applicable to Seller as an employer, plan sponsor, plan administrator or fiduciary of any such Plan, (ii) has administered the Plans in accordance with their terms and (iii) with respect to any Plan maintained by Seller or to which Seller contributes, has made all contributions required of it by any law (including, without limitation, ERISA) or contract and no unfunded liability exists with respect to any Plan.

                           4.14 CUSTOMERS. Except as set forth on SCHEDULE 4.14,
no customer of the Business accounting for more than One Hundred Thousand Dollars ($100,000) in revenues to date during 1998, has canceled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with Seller or to materially decrease its purchases from Seller.

                           4.15 CONTRACTS. Except as set forth on SCHEDULE 4.15,
neither Seller, nor, to the knowledge of Seller, any other party to any contract set forth on SCHEDULE 2.1, has breached any obligation under any such contract.

                           4.16 CONFLICTS. Except as set forth on SCHEDULE 4.16,
neither the Members, nor any other person or entity controlled by or under common control with Seller or the Members, has any direct or indirect interest in any business enterprise which does business with Seller or competes with Seller in any manner.

                           4.17 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as
set forth on SCHEDULE 4.17, Seller and Members have not, and to the knowledge of Seller no employee or agent of Seller, or any other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the Purchased Assets or the Business, or (iii) if not continued in the future, might adversely affect the Purchased Assets, the Business or the prospects of the Business.

                           4.18 BROKERS AND FINDERS. Except as set forth on
SCHEDULE 4.18, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller or the Members in bringing about the transactions contemplated herein, rendered any services with respect hereto, or been in any way involved herewith.

                           4.19 INVESTMENT MATTERS. Seller is acquiring the New
Horizons Stock for investment purposes, for its own account and not with a view to distribution or resale thereof or to divide its participation with others; provided, however, Seller may elect to transfer the New Horizons Stock to the Members, who hereby confirm that they will thereby acquire the New Horizons Stock for investment purposes, for their own account and not with a view to distribution or resale thereof or to divide their participation with others. Seller and the Members both meet the definition of "accredited investor" as defined in Regulation D, 17 C.F.R. Section 230.501(a), under the Securities
Act of 1933, as amended (the "Act"). Seller and the Members both have knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risks of an investment in the New Horizons Stock. Seller and the Members acknowledge that they have received and have reviewed
(a) New Horizons' Proxy Statement dated April 8, 1998, (b) New Horizons' Annual Report on Form 10-K for the year ended December 31, 1997, (c) New Horizons' Form 10-Q Quarterly Reports for the fiscal quarters ended March 31, 1998, and June 30, 1998, (d) New Horizons' Report on Form 8-K dated May 13, 1998, and (e) all other material and relevant information concerning New Horizons, which New Horizons has furnished in accordance with the rules of the Securities and Exchange Commission ("SEC"), and have had the opportunity to ask questions of, receive answers from and obtain additional information from New Horizons concerning the business and financial condition of New Horizons.

                  Seller and the Members understand, acknowledge and agree that:
(i) none of the New Horizons Stock will be registered under the Act and that all of the New Horizons Stock will constitute "restricted securities" as defined in Rule 144 under the Act; (ii) the New Horizons Stock must be held indefinitely unless it is registered under the Act or an exemption from registration is available; (iii) neither New Horizons nor Buyer is under any obligation or has made any commitment to provide any such registration or to take such steps as are necessary to permit sale without registration pursuant to Rule 144 under the Act or otherwise; (iv) at such time as the New Horizons Stock may be disposed of in routine sales without registration in reliance on Rule 144 under the Act, such disposition can be made only in limited amounts in accordance with all of the terms and conditions of Rule 144; (v) if the Rule 144 exemption is not available, compliance with some other exemption from registration will be required; (vi) all certificates evidencing the New Horizons Stock will bear an appropriate legend concerning restrictions on transfer; (vii) the transfer agent and registrar of Buyer will be advised by appropriate "stop-transfer" instructions of the foregoing restrictions and instructed to advise Buyer of any proposed transfer of certificate(s) evidencing the New Horizons Stock; and
(viii) in addition to the forgoing restrictions, no shares of the New Horizons Stock may be sold or transferred during the twelve months following the Closing.

                           4.20 SOFTWARE. Except as set forth on SCHEDULE 4.20,
all software used in connection with the Business ("Software") has been designed and developed by Seller or is used pursuant to valid license agreements, which agreements are fully paid and in full force and effect. Except as set forth on
SCHEDULE 4.20, Seller has not licensed the Software to any third party and no third party (including, but not limited to, any of Seller's employees) have any rights in such Software. To Seller's knowledge there are no pending or threatened claims against or demands upon Seller or Members alleging that the Software infringes upon the rights of any third party.

                           4.21 MILLENNIUM COMPLIANCE. Seller has taken those
steps outlined on SCHEDULE 4.21 to determine whether its information systems used in connection with the Business and Millennium Complaint. "Millennium Compliant" means the ability when used individually or in conjunction with any other systems, software or equipment to: (a) accurately process Date Data before, after and across December 31, 1999 and throughout the year 2000 and beyond (including by recognizing the year 2000 as a leap year); (b) provide correct results when moving backwards and forwards between the 20th and 21st century; and (c) function without error or without interruption related to or caused by Date Data. For the purposes of this definition, "Date Data" means data which represents or references dates in the same and/or different centuries.

                           4.22 ACCOUNTS RECEIVABLE. Except as set forth on
SCHEDULE 4.22, all accounts receivable of the Seller reflected on the Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible in the ordinary course of business and, to the Seller's and the Members' knowledge, are subject to no counterclaim or setoff, and are to the Seller's and the Members' knowledge, not in dispute.

                           4.23 NO MISREPRESENTATIONS. No representation or
warranty made by Seller or the Members in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Buyer contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents delivered or made available to Buyer by Seller were complete and accurate copies of such documents.

                           4.24 KNOWLEDGE DEFINED. For purposes of this Section
4, "to the knowledge of Seller" (or similar phrases) shall mean (i) the actual knowledge of the Members, and (ii) the knowledge any of such persons would have had after making reasonable inquiry of the Seller's personnel and reasonable investigation and review of Seller's books and records and other relevant documentation.

                  5. REPRESENTATIONS AND WARRANTIES OF BUYER AND NEW HORIZONS. Buyer and New Horizons, jointly and severally, represent and warrant to Seller and the Members as follows:

                           5.1 ORGANIZATION AND AUTHORITY OF BUYER. Buyer and
New Horizons are corporations duly incorporated, validly existing and in good standing under the laws of the State of

Delaware, and have full corporate power and authority to execute, deliver and perform this Agreement in accordance with its terms. This Agreement and the transactions contemplated by this Agreement, have been authorized by all necessary corporate action of Buyer and New Horizons. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                           5.2 NO CONSENTS OR CONFLICTS. No consent of, or
filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer or New Horizons. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer or New Horizons in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Buyer or New Horizons, (ii) any agreement to which Buyer or New Horizons is a party or by which either of them is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of Buyer or New Horizons.

                           5.3 ACCURACY OF PUBLIC DISCLOSURES. Buyer has made
available to Seller and the Members New Horizons' (a) Proxy Statement dated April 8, 1998, (b) Annual Report on Form 10-K for the year ended December 31, 1997, (c) Form 10-Q Quarterly Reports for the fiscal quarters ended March 31, 1998, and June 30, 1998, (d) New Horizons' Report on Form 8-K dated May 13, 1998, and (e) all other material and relevant information concerning New Horizons. As of their respective dates such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           5.4 NEW HORIZONS STOCK. The New Horizons Stock issued
or to be issued to Seller hereunder has been duly authorized and, when issued, will be fully paid and nonassessable.

                           5.5 BROKERS AND FINDERS. No broker, finder or other
person or entity acting in a similar capacity has participated on behalf of Buyer in bringing about the transactions contemplated herein, rendered any services with respect thereto or been in any way involved therewith.

                  6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and the Members set forth in Section 4 hereof will survive the Closing, regardless of any investigation made by any party hereto, until the second anniversary of the Closing Date, except that the representations and warranties contained in Sections 4.1, 4.2, 4.7, 4.8 shall survive indefinitely, and the representations and warranties contained in Sections 4.12 and 4.13 will survive for the applicable statute of limitations (including extensions). The representations and warranties of Buyer set forth in
Section 5 hereof will survive the Closing, regardless of any investigation made by any party hereto, until the second anniversary of the Closing Date, except that the representations and warranties contained in Section 5.1 and 5.2 will survive indefinitely.

                  7. CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution and delivery of this Agreement by all of the parties hereto as of the date hereof (the "Closing Date"), at the offices of Andros, Floyd & Miller, P.C. or at such other place as the parties may agree in writing, and shall be effective as of the close of business on such date.

                           7.1 SELLER'S CLOSING DELIVERIES. Seller shall deliver
the following items in connection with the Closing, each of which shall be in form and substance acceptable to Buyer and its counsel:

                               (a) CONSENTS. The consent to the transactions
contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Seller or Members;

                               (b) MEMBERS AND MANAGER APPROVAL. Certified
copies of the resolutions of Seller's Members and Manager approving the consummation of the transactions contemplated by this Agreement;

                               (c) TRANSFER INSTRUMENTS. Bills of sale,
assignments and other transfer instruments sufficient to convey, transfer, and assign to Buyer, and to effectively and legally vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets;

                               (d) FRANCHISE AGREEMENTS. A written cancellation
of and waiver of claims by Seller under Seller's Franchise Agreements with New Horizons Computer Learning Centers, Inc. (f/k/a New Horizons Franchising, Inc.);

                               (e) EMPLOYMENT. Employment agreements between
Buyer and each of the Members and William R. Daniels to be effective from and after the Closing Date;

                               (f) NAME CHANGE. Evidence that Seller has ceased,
or within ten (10) days after the Closing will cease, all uses of the name "New Horizons," "New Horizons Computer Learning Center" and all variations thereof; and

                               (g) OTHER DELIVERIES. Such other instruments and
documents as may be reasonably requested in order to give effect to the transactions contemplated by this Agreement.

                           7.2 BUYER'S CLOSING DELIVERIES. Buyer shall
deliver the following items in connection with the Closing, each of which shall be in form and substance acceptable to Seller, Members and their counsel.

                               (a) EMPLOYMENT AGREEMENTS. Employment agreements
between Buyer and each of the Members and William R. Daniels, to be effective from and after the Closing Date;

                               (b) CONSENTS. The consent to the transactions
contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Buyer or New Horizons;

                               (c) BOARD APPROVAL. Certified copies of the
resolutions of Buyer's Board of Directors approving the consummation of the transactions contemplated by this Agreement;

                               (d) CLOSING PAYMENT. The Closing Payment provided
for in Section 3.1;

                               (e) CANCELLATION OF NOTE. The Note, marked
"Canceled" by Buyer;

                               (f) ASSUMPTION AGREEMENT. An agreement assuming
Seller's obligations for the Assumed Liabilities; and

                               (g) PROMISSORY NOTE. The promissory note referred
to in Section 3.1(c) hereof.

                  8. RESTRICTIVE COVENANTS.

                     8.1 CONFIDENTIALITY. Without the prior written consent of Buyer, Seller and Members shall at all times hold in strictest confidence the terms of this Agreement and any and all non-public information concerning the Business, Buyer or any of Buyer's affiliated companies.

                     8.2 NON-COMPETITION. Seller and Members shall not, for a period of five (5) years following the Closing, without the prior written consent of Buyer, engage or invest, directly or indirectly, in any form of business activity or organization that is substantially similar to the Business in any area where Buyer, any affiliate of Buyer, including NHCLC, or any franchisee of Buyer or any affiliate of Buyer has conducted such business.

                     8.3 NON-INTERFERENCE. Seller and Members shall not, for a period of five (5) years following the Closing, without the prior written consent of Buyer, directly or indirectly induce or attempt to induce any employee, agent, consultant, representative, supplier, or customer of Buyer or any of its affiliated companies to terminate its relationship with Buyer or such affiliate or otherwise interfere with a relationship between Buyer or such an affiliate and any of their employees, agents, consultants, representatives, suppliers, or customers.

                     8.4 ADEQUATE CONSIDERATION. Seller and Members acknowledge and agree that the obligations of Buyer hereunder constitute adequate consideration for the their obligations under this Section 8. Buyer acknowledges and agrees that in addition to any other remedy which Seller or Members may have at law, Seller and Members shall be free of any restrictions imposed by this
Section 8 if Buyer wrongfully fails to make any payment due under this Agreement.

                     8.5 REMEDIES. Seller and Members acknowledge that a breach of any of the provisions of this Section 8 will result in irreparable damage to Buyer for which there will be no adequate remedy at law, and agree that Buyer, in addition to its rights at law, will be entitled to injunctive and other equitable relief to enforce such provisions, without having to post any bond.

                           8.6 REFORMATION. In the event any provision of this
Section 8 shall be determined to be unenforceable or invalid, such provision shall be enforceable in part to the fullest extent permitted by law, such invalidity or unenforceability shall not otherwise affect any other provision of this Agreement or any similar agreement, and this Agreement shall otherwise remain in full force and effect.

                  9.       POST-CLOSING AGREEMENTS/FURTHER ASSURANCES.

                           9.1 As of the Closing, Buyer may not have all
required licenses, permits and other governmental or vendor authorizations necessary for it to take title to all of the Purchased Assets and to hereafter operate all aspects of the Business. Seller agrees to cooperate with Buyer in timely obtaining such licenses, permits and other governmental and vendor authorizations, and further agrees that Buyer may operate the Business under the authority of any of Seller's licenses, permits or other governmental authorizations of the type that Buyer has not yet obtained, PROVIDED, that such operation does not violate applicable Laws or regulations, and that Buyer and New Horizons, jointly and severally, indemnify and hold Seller harmless against any and all costs, liability, loss, damage or deficiency resulting from Seller's good faith performance of these obligations.

                           9.2 The parties hereto agree to execute and deliver
to any other party any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing. Notwithstanding anything contained in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any contract or claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller and the Members shall use their best efforts to obtain the consent of the other party to any of the foregoing contracts or claims to the assignment thereof to Buyer in all cases that such consent is required for assignment or transfer.

                           9.3 Buyer shall use all reasonable efforts to collect
the accounts receivable included in the Purchased Assets, but Buyer shall not be required to take or threaten legal action to collect any of such receivables.

                           9.4 Seller shall, within fourteen (14) days after the
Closing Date, provide such notices of continuation health coverage as are required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code, in such form as Seller and Buyer shall jointly prepare.

                           9.5 During the period commencing on the Closing Date
and ending upon payment of the last Earn Out Payment contemplated by SECTION 3.3, Buyer covenants and agrees as follows:

                                (a) Buyer and New Horizons shall cause separate
and distinct books and records for the Business to be maintained;

                                (b) Buyer and New Horizons shall deliver to
Members within thirty (30) days of the close of each fiscal quarter of Buyer (other than that coinciding with the end of its fiscal year, in which event such statements shall be provided after the completion of New Horizons' year-end audit) copies of the balance sheet of the Business as of that date and of the statements of income for the fiscal quarter and year-to-date then ended prepared in accordance with the provisions of Section 3.2 hereof;

                                (c) All transactions between or among Buyer and
any of Buyer's affiliates shall be on terms and conditions no less favorable to Buyer than those available through comparable transactions with third parties; and

                                (d) All business activities relating to the
Springfield franchise forming part of the Purchased Assets shall be conducted only by Buyer until the last Earn Out Payment is paid to Sellers.

                           9.6  Seller and the Members agree that, except for a
transfer of the New Horizons Stock by Seller to the Members, as contemplated in
Section 4.19 of this Agreement, they will not sell, transfer, pledge otherwise dispose of any of the New Horizons Stock prior to the expiration of the twelve
(12) month period following the Closing. New Horizons agrees to provide the Seller and each Member with such information, and to make or cause to be made such filings, as may be required in order to enable such Seller or Member to dispose of the New Horizons Stock pursuant to the Rule 144 exemption promulgated pursuant to the Act.

                           9.7 Buyer acknowledges that a substantial inducement
to Seller and the Members is the undertaking of Buyer to retain the services of the Members and William R. Daniels for and during the period of the Earn-Out as set forth in Section 3.3 of this Agreement. The purpose hereof is to give Seller, the Members and William R. Daniels assurance that decisions affecting the Business, as conducted by Buyer, will, to the extent practicable and otherwise compatible with Buyer's and New Horizons' operations and strategic plans, be reflective of the business philosophy and judgment possessed by the Members and William R. Daniels. Accordingly, while Seller and the Members recognize and agree that Buyer possesses ultimate authority to direct the Business, Buyer agrees that it will direct and operate the Business with a view to developing a consensus with such persons on matters which materially affect the Business, its earnings and prospects. While the Buyer retains authority to discharge and regulate compensation of employees who are not covered by employment agreements, neither Buyer nor New Horizons shall, nor shall permit any of their affiliates to, relocate to other operations conducted by such persons any of the persons employed in connection with the Business, unless the Members and William R. Daniels shall approve thereof.

                           9.8 Promptly upon Seller's receipt of the payment
evidenced by Buyer's promissory note provided for in Section 3.1(c) hereof, Seller shall return to Buyer (i) such note, marked "CANCELLED", and (ii) the irrevocable standby letter of credit related to such note (and provided for in said Section 3.1(c)).

                  10.      INDEMNIFICATION.

                           10.1 Seller and the Members jointly and severally
agree to indemnify and hold Buyer harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller or the Members herein, (ii) any imposition (including, without limitation, by operation of bulk transfer or other Laws) or attempted imposition by a third party upon Buyer of any liability or obligation of Seller which is not an Assumed Liability, and (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                           10.2 Buyer agrees to indemnify and hold Seller and
the Members harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Buyer herein, (ii) any imposition or attempted imposition by a third party upon Seller of any Assumed Liability, and (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                           10.3 If any legal proceedings shall be instituted or
any claim is asserted by any third party in respect of which any party hereto may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages and the party from whom indemnity is sought:

                           (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and

                           (b) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity,

in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

                           10.4 The foregoing indemnification provisions are in
addition to, and not in derogation of, any statutory, equitable, or common law remedy available to any party.

                           10.5 Notwithstanding the provisions of Section 10.1
hereof, any claim or claims for indemnity against the Seller or any Member resulting from or arising out of any inaccuracy in or breach of any representation or warranty given by Seller or the Members hereunder (other than those arising solely as a result of the inaccuracy in any representations and warranties provided for in Sections 4.6 or 4.12 shall not be actionable until the aggregate loss incurred by Buyer or New Horizons shall with respect to all such claims exceeds Twenty-Five Thousand Dollars ($25,000).

                  11.      REGISTRATION RIGHTS.

                           11.1 REGISTRATION RIGHTS. Subject to the limitations
set forth in Section 11.2 hereof, in the event that (i) New Horizons files or causes to be filed a registration statement ("Registration Statement") under the Securities Act in connection with the proposed offer and sale for cash by it, or by Curtis Lee Smith, Jr. and Stuart O. Smith, of shares of new Horizons Stock (the "Registration"), other than a registration on Form S-4 or Form S-8 promulgated under the Securities Act or any successor or similar form, and (ii) the sale of the New Horizons Stock issued to the Seller and/or the Members remains restricted pursuant to Rule 144 of the Securities Act or by the terms of this Agreement, New Horizons will give written notice of its or their intention to effect the Registration to Seller and/or each of the Members. Upon written request from any one or more of the Seller and/or the Members to New Horizons within 15 days after the mailing of any such notice from New Horizons regarding the Registration, New Horizons shall use its best efforts to cause the shares of New Horizons Stock as to which such registration has been requested to be included in the Registration. For purposes of this Agreement, and subject to New Horizon's rights under Subsection 11.2 hereof, New Horizons shall be deemed to have used its best efforts to satisfy its obligations under this Section 11 if it: (i) prepares and files with the Securities and Exchange Commission a Registration Statement with respect to the New Horizons Stock for which registration has been properly requested and to use its best efforts to cause such Registration Statement to become and remain effective for such period as may be necessary to permit the Seller and/or the Members to dispose of the shares of New Horizons Stock covered thereby; provided however, that New Horizons not need file any such Registration Statement (or cause same to become or remain effective) after the date that such shares of New Horizons Stock are freely tradable without restriction under the Act by the Seller and/or the Members pursuant to Rule 144(k) promulgated thereunder and under the terms of this Agreement (the "Registration Expiration Date") (ii) prepares and files with the Securities and Exchange Commission such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by the Registration Statement, (iii) furnishes to the Seller and/or the Members such numbers of copies of a prospectus in conformity with the requirements of the Act, and such other documents as the Seller and/or the Members may reasonably request in order to facilitate the disposition of the New Horizons Stock owned by the Seller and/or the Members; and (iv) uses it best efforts to register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky law of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the Registration Statement, provided that New Horizons shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions. Nothing contained herein shall be construed to confer any rights upon the Seller and/or the Members to make an underwritten offering of their New Horizons Stock or to include their New Horizons Stock in any registration statement that includes securities to be issued by New Horizons for its own account that does not include shares of New Horizons Stock.

                           11.2 LIMITATIONS ON REGISTRATION RIGHTS.
Notwithstanding, the provisions of Subsection 11.1 of this Agreement: (i) the maximum number of shares of New Horizons Stock that may be included in any Registration Statement shall be determined by New Horizons, in its reasonable discretion; (ii) New Horizons shall not be obligated to include the Seller and/or the Members in more than two Registrations pursuant to this Agreement; and (iii) New Horizons may postpone for up to six months the filing or effectiveness of any Registration Statement if (A) New Horizons determines, in its reasonable discretion, that such registration would have an adverse effect upon any pending or proposed transaction which is or may become material to New Horizons and its subsidiaries and affiliates, taken as a whole, (B) in order to complete any registration, distribution or lock-up period in connection with any underwritten offering of any of New Horizons' securities, or (C) if consistent with New Horizon's business purposes, to delay the disclosure to the public of any material event.

                           11.3 LOCK-UP AGREEMENTS. The Seller and the Members
agree that, if New Horizons or the managing underwriter(s) of any underwritten offering of New Horizons' securities so requests, the Seller and/or the Members will not, without the prior written consent of New Horizons or such underwriter(s), effect any sale, transfer or other disposition of any of the shares of New Horizons Stock, including sales pursuant to a Registration Statement or under Rule 144, during the 10-day period prior to, and during the 180-day period commencing on, the effective date of such underwritten registration (or during such shorter period or periods as such underwriter(s) may in writing permit).

                           11.4 OBLIGATION TO FURNISH INFORMATION. It shall be a
condition precedent to the obligations of New Horizons to take any action pursuant to Subsection 11.1 hereof that the Seller and/or the Members shall furnish to New Horizons such information regarding the Seller and/or the Members, the New Horizons Stock held by them, and the intended method of disposition of such securities as New Horizons shall reasonably request and as shall be required in connection with the actions to be taken by New Horizons.

                           11.5 EXPENSES OF REGISTRATION. All expenses incurred
in connection with the Registrations pursuant to Subsection 11.1 (excluding underwriters' discounts and commission and brokerage or dealer commissions), including without limitation all registration an qualification fees, costs of complying with applicable blue sky and other securities laws, printers' and accounting fees, and fees and disbursements of counsel for New Horizons shall be borne by New Horizons; provided, however, that New Horizons shall not be required to pay for any such expenses if the Seller and/or the Members subsequently withdraw the New Horizons Stock from said Registration.

                           11.6 DELAY OF REGISTRATION. The Seller and/or the
Members shall not have any right to take any action to restrain, enjoin or otherwise delay the Registration Statement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 11.

                           11.7 INDEMNIFICATION. If any shares of New Horizons
Stock owned by the Seller and/or the Members are included in a registration statement under this Section 11:

                                11.7.1 INDEMNIFICATION OF MEMBERS. To the extent
permitted by law, New Horizons will indemnify and hold harmless the Seller and/or the Members requesting or joining in the Registration Statement against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement, including any prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by New Horizons of any rule or regulation promulgated under the Act applicable to New Horizons and relating to action or inaction required by New Horizons in connection with any such registration; and will reimburse the Seller and/or the Members for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Subsection 11.7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of New Horizons (which consent shall not be unreasonably withheld) nor shall New Horizons be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, any prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Seller and/or the Members. It is expressly understood among the parties to this Agreement that in no event shall New Horizons be obligated to agree to indemnify, in any respect, any underwriter, broker, dealer or other entity or person effecting the sale, purchasing or otherwise distributing any of the New Horizons Stock.

                               11.7.2 INDEMNIFICATION OF NEW HORIZONS. To the
extent permitted by law, the Seller and/or the Members will indemnify and hold harmless New Horizons, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls New Horizons within the meaning of the Act, and each agent for New Horizons (within the meaning of the Act) against any losses, claims, damages or liabilities to which New Horizons or any such directors, officer, controlling person or agent may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including any prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omissions or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, prospectus, or amendments or supplements thereof, in reliance upon and in conformity with written information furnished by the Seller and/or the Members for use in connection with such registration; and the Seller and/or the Members will reimburse any legal or other expenses reasonably incurred by New Horizons or any such director, officer, controlling person or agent in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Subsection 11.7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Seller and/or the Members (which consent shall not be unreasonably withheld).

                           11.8 TRANSFER OF REGISTRATION RIGHTS. The
registration rights of the Seller and/or the Members under this Section 11 may not be transferred to any third party, except that such rights may be transferred to an estate, trust, or heir, upon the death of a Member.

                           11.9 REPORTS UNDER EXCHANGE ACT. With a view to
making available to the Seller and/or the Members the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the Securities and Exchange Commission that may at any time permit the Seller and/or the Members to sell securities of New Horizons to the public without registration, New Horizons agrees to use its best efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144, (ii) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of New Horizons under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iii) furnish to Seller and/or each Member, so long as Seller and/or such Member owns any of the New Horizons Stock, a written statement by New Horizons that it has complied with the reporting requirements of Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of New Horizons, and such other reports and documents so filed by New Horizons as may be reasonably requested in availing the Seller and/or a Member of any rule or regulation of the Securities and Exchange Commission permitting the selling of any such securities without registration.

                  12.      MISCELLANEOUS.

                           12.1 AMENDMENTS; BINDING EFFECT. The Agreement
(including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all parties hereto. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement and its rights, interests and obligations hereunder to its parent companies or to any of its wholly-owned subsidiaries or affiliates without the prior, written consent of the other parties hereto.

                           12.2 NOTICES. All notices or other communications
required or permitted to be given hereunder shall be in writing and shall be deemed to be effectively served and delivered (a) when delivered personally; (b) when given by facsimile (with confirmation of receipt and a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested to the appropriate party at the following address (or such other address for a party as shall be specified by notice pursuant hereto):

         If to Seller, or the
         Members, to:

                                                     Karla I. Daniels
                                                     242 Conestoga Way
                                                     Glastonbury, CT 06033

         With a copy to:                             Andros, Floyd & Miller P.C.
                                                     864 Wethersfield Avenue
                                                     Hartford, Connecticut  06114
                                                     Attention:  Steve Miller, Esq.
                                                     Facsimile:  (860) 249-4111

         If to Buyer:                                New Horizons Computer Learning Center of Hartford, Inc.
                                                     c/o New Horizons Worldwide, Inc.
                                                     500 Campus Drive
                                                     Morganville, N.J. 07751
                                                     Attention:  President
                                                     Facsimile:  (732) 536-0289

         With a copy to:                             Calfee, Halter & Griswold LLP
                                                     800 Superior Avenue, Suite 1400
                                                     Cleveland, Ohio 44114
                                                     Attention:  Scott R. Wilson, Esq.
                                                     Facsimile:  (216) 241-0816

                           12.3 MISCELLANEOUS. This Agreement together with each
Schedule and Exhibit hereto sets forth the exclusive statement of the agreement among the parties concerning the subject matter hereof, and there are no agreements or understandings between or among any of the parties hereto concerning such subject matter other than as set forth herein. The headings to the various provisions of this Agreement are for reference purposes only and shall not be construed as affecting the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to any conflict of laws provisions. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Connecticut, with venue in Hartford, Connecticut, over any dispute arising out of this Agreement and agree that all claims in respect of such dispute or proceeding shall be heard and determined in such court.

              {The remainder of this page intentionally left blank}

                  IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first written above.

                                DANIELS ENTERPRISES, LLC

                                d/b/a New Horizons Learning Center of Hartford

                                By: /s/ Karla I. Daniels
                                   -------------------------------
                                Title: Member
                                      ----------------------------

                                /s/ William T. Daniels
                                ----------------------------------
                                William T. Daniels

                                /s/ Karla I. Daniels
                                ----------------------------------
                                Karla I. Daniels

                                NEW HORIZONS COMPUTER LEARNING
                                CENTER OF HARTFORD, INC.,
                                a Delaware corporation

                                By: /s/ Thomas J. Bresnan
                                   -------------------------------
                                Title: CEO
                                      ----------------------------

                                NEW HORIZONS WORLDWIDE, INC.

                                By: /s/ Thomas J. Bresnan
                                   -------------------------------
                                Title: President
                                      ----------------------------